UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
           SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 333-50117

            ALM Media, Inc. (formerly American Lawyer Media, Inc.) (Exact name of registrant as specified in its charter)


                             345 Park Avenue South
                           New York, New York 10010
                                (212) 779-9200
         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                         9 3/4% Senior Notes due 2007
           (Title of each class of securities covered by this Form)


                                     None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     |_|                  Rule 12h-3(b)(1)(i)     |X|
Rule 12g-4(a)(1)(ii)    |_|                  Rule 12h-3(b)(1)(ii)    |_|
Rule 12g-4(a)(2)(i)     |_|                  Rule 12h-3(b)(2)(i)     |_|
Rule 12g-4(a)(2)(ii)    |_|                  Rule 12h-3(b)(2)(ii)    |_|
                                             Rule 15d-6              |X|


         Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: April 6, 2005

                                           ALM MEDIA, INC. (formerly AMERICAN
                                           LAWYER MEDIA, INC.)


                                           By: /s/ Allison C. Hoffman
                                              --------------------------------
                                              Name:  Allison C. Hoffman
                                              Title: Vice President and General
                                                     Counsel